UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 24, 2009

MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13735	36-3252484
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

501 West North Avenue
Melrose Park, Illinois	60160
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (708) 865-1053
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     Midwest Banc Holdings, Inc. (the “Company”), has agreed with its lender to extend its short-term revolving line of credit until June 3, 2009, and to reduce the revolving line of credit to $15 million from $25 million. The loan bears interest at prime plus 155 basis points with a floor of 4.25%. Currently, the Company has $8.6 million outstanding on the line of credit and $55.0 million outstanding under a term note with the same lender. These loans are secured by the stock of Midwest Bank and Trust Company. A copy of the short-term revolving line of credit documents are attached hereto as Exhibit 1.01.
     The Company is obligated to meet certain covenants under the loan agreements relating to these loans. A breach of any of these covenants could result in a default under the loan agreements. Upon the occurrence of an event of default, all amounts outstanding under loan agreements could become immediately due and payable and the lender could terminate all commitments to extend further credit. The lender also could, at its option, increase the interest rate on those loans by 300 basis points. If the Company is unable to repay those amounts, the lender could proceed against the collateral granted to it to secure the indebtedness. If the lender accelerates the repayment of borrowings, the Company may not have sufficient assets to make the payments when due.
     The Company has advised the lender that its ratio of non-performing loans to total loans was 3.5% at March 31, 2009, thereby violating one of the covenants in the loan agreements. In addition, the Company suffered a net loss for the first quarter of 2009, thereby causing another covenant violation.
     The Company is seeking a waiver of these covenant violations. It is also negotiating with the lender for a renewal of the line of credit for a longer period and for revisions to other terms of both loans, including the covenants. In connection therewith the Company has agreed to provide additional information, including credit quality projections, to the lender.
     As previously reported, the Company sought covenant waivers on two occasions since December 31, 2007. The lender waived a covenant violation in the first quarter of 2008 resulting from the Company’s net loss recognized in that period. On March 4, 2009, the lender waived a covenant violation for the third quarter of 2008 resulting from the Company’s net loss recognized in that period, contingent upon the Company making accelerated principal payments under the aforementioned term loan agreement in the amounts and on or prior to the dates shown below:
     July 1, 2009 — $5.0 million
     October 1, 2009 — $5.0 million
     January 4, 2010 — $5.0 million
     Previously, no principal payments were due under the term loan agreement until the final maturity date of September 28, 2010. This waiver further provides that if the Company raises $15.0 million in new capital pursuant to an offering of common or convertible preferred stock, then the Company shall not be obligated to make any of the accelerated principal payments specified above that fall due after the date on which the Company receives such $15.0 million in new capital until the final maturity date of September 28, 2010. The Company has the capacity to satisfy all payment obligations outlined above.
Item 2.02. Results of Operations and Financial Condition.
     On April 28, 2009, the Company announced its earnings results for the quarter ended March 31, 2009. Attached as Exhibit 99.1 is a copy of the press release relating to the Company’s earnings results, which is incorporated herein by reference.

Note: the information in this report provided in item 2.02 (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Acto f 1933, as amended, or the Exchange, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibit.
(d) Exhibits. The following materials are filed as exhibits to this Current Report on Form 8-K:
     Exhibit 1.01 Short-term revolving line of credit loan agreement.
     Exhibit 99.1 Press Release.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Banc Holdings, Inc.
By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer

April 30, 2009

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